FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF FISCAL 2015

~NARROWS GUIDANCE TO UPPER END OF RANGE~

DAYTONA BEACH, Fla. - July 2, 2015 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported financial results for its fiscal second quarter ended May 31, 2015.
"We are pleased to report second quarter results again exceeding our expectations" stated ISC Chief Executive Officer Lesa France Kennedy.  "The attendance upturn that started with Talladega in the Contender round of the 2014 Championship Chase continues to build, and this is the third consecutive quarter we have seen an increase in average ticket price for comparable events, demonstrating a solid trend in the resurgence of our core business."  Second quarter non-GAAP revenue, operating income and EPS exceed the 2014 quarter after normalizing for the Darlington Cup weekend move to the fourth quarter in 2015, the Fanatics merchandise strategy transition and DAYTONA Rising related depreciation.
"DAYTONA Rising is thundering towards the finish line with 50,000 new stadium seats completed for this weekend’s Coke Zero 400 and supporting events.  Yesterday we announced a multi-year partnership that will make Chevrolet the project’s third Founding Partner.  Chevrolet has been an integral part of the ISC family for many years and we look forward to continuing our strong relationship.  As part of their activation at DAYTONA Rising and other ISC facilities, Chevrolet will present its iconic automotive brand through a variety of interactive fan experiences."
"Tickets are going fast for the inaugural DAYTONA Rising season, particularly the 2016 Daytona 500. We haven't seen this kind of response since the Daytona 500's 50th anniversary, which demonstrates the demand being driven by the reimagining of this historic facility."
France Kennedy concluded, "We are confident about our financial condition and our strategic initiatives to grow our business.  We maintain a solid balance sheet that makes possible strategic developments and acquisitions that build shareholder value.  As well we are executing consumer and corporate programs that complement our industry's long-term broadcast agreements, all supporting revenue growth."

Second Quarter Comparison
Total revenue for the second quarter ended May 31, 2015 was approximately $164.0 million, compared to revenue of approximately $190.3 million in the prior-year period. Operating income was approximately $19.2 million during the period compared to operating income of approximately $34.7 million in the second quarter of fiscal 2014. Year-over-year comparability was impacted by:

•	The NASCAR Sprint Cup and Xfinity Series events held at Darlington Raceway ("Darlington") in the second quarter of fiscal 2014 will be held in the fourth quarter of fiscal 2015.

•
In 2015, NASCAR and NASCAR Team Properties announced a 10-year agreement with Fanatics Retail Group Concessions ("Fanatics") to operate NASCAR’s entire at-track merchandise business and deliver fans an enhanced, experiential at-track shopping environment. As part of the agreement, Fanatics will be the exclusive retailer of NASCAR and driver merchandise trackside for all 38 NASCAR Sprint Cup Series events. In addition, Fanatics also contracted with ISC for 10 years of exclusive retail merchandise rights for its track trademarks and certain other intellectual property at all ISC tracks. Consequently, ISC's wholly owned subsidiaries, Americrown and Motorsports Authentics ("MA"), beginning in January 2015, no longer provide at-track merchandise to fans at motorsports events and therefore will no longer recognize related sales revenues and operating expenses. Instead, the Company will receive a percentage of sales from Fanatics, recorded as part of Food, Beverage and Merchandise Revenue. For the second quarter of fiscal 2015, ISC recognized revenue and expense related to merchandise operations of approximately $3.9 million and $2.7 million, respectively. Included in this amount are approximately $1.4 million of commission from Fanatics, non-recurring transactions of approximately $1.2 million for inventory sold to Fanatics and approximately $1.2 million of wholesale transactions by MA, which drive a total of approximately $2.3 million in expense, including product costs associated with the non-recurring transactions, and other non-recurring costs related to the transition of trackside merchandise operations to Fanatics. This compares to the second quarter of fiscal 2014, where ISC recognized revenue and expense related to merchandise operations of approximately $14.4 million and $11.0 million, respectively, which included direct sales of trackside merchandise.

•
During the three months ended May 31, 2015, the Company recognized approximately $0.4 million, or less than $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the three months ended May 31, 2014, the Company recognized approximately $0.3 million, or less than $0.01 per diluted share, of similar costs;

•
During the three months ended May 31, 2015, the Company recognized approximately $2.1 million, or $0.03 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. During the three months ended May 31, 2014, the Company recognized approximately $3.0 million, or $0.04 per diluted share, of similar costs related to DAYTONA Rising and capacity management initiatives;

•
During the three months ended May 31, 2015, the Company recognized approximately $4.7 million, or $0.06 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and other capital improvements. During the three months ended May 31, 2014, the Company recognized approximately $1.2 million, or $0.02 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives; and

•
During the three months ended May 31, 2015, the Company capitalized approximately $1.3 million, or $0.02 per diluted share, of interest related to DAYTONA Rising. During the three months ended May 31, 2014, the Company recognized approximately $1.4 million, or $0.02 per diluted share, of similar interest capitalization.

Net income for the second quarter ended May 31, 2015 was approximately $13.4 million, or $0.29 per diluted share, compared to net income of approximately $21.5 million, or $0.46 per diluted share, in the prior year period. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets, non-GAAP (defined below) net income for the second quarter of 2015 was $16.5 million, or $0.35 per diluted share. Non-GAAP net income for the fiscal second quarter of 2014 was $23.4 million, or $0.50 per diluted share. The year-over-year decrease in non-GAAP net income and diluted earnings per share is driven primarily by the change in timing of the Darlington NASCAR events discussed above, non-recurring net revenues and expenses related to the transition of merchandise operations to Fanatics and depreciation expense for assets placed in service during 2015 related to DAYTONA Rising prior to the completion of renovations in 2016.
Year-to-Date Comparison
For the six months ended May 31, 2015, total revenues were $300.6 million, compared to $322.1 million in 2014. Operating income for the six-month period was $40.8 million compared to $57.1 million in the prior year. Year-over-year comparability was impacted by:

•	The NASCAR Sprint Cup and Xfinity Series events held at Darlington in the second quarter of fiscal 2014 will be held in the fourth quarter of fiscal 2015.

•
On January 31, 2014, Speedway Motorsports Inc. ("SMI") abandoned its interest and rights in our 50/50 partnership MA, consequently bringing the Company's ownership of MA to 100.0 percent. MA's operations are included in the Company's consolidated operations subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in the Company's financial statements. As a result of SMI's abandonment of their interest in MA, the Company recorded other income of approximately $5.4 million representing the fair value of MA, over the carrying value, as of January 31, 2014. In addition the Company recognized tax benefits relating to MA of approximately $1.8 million for the six months ended May 31, 2014. There was no comparable event in the same period of fiscal 2015;

•
In 2015, as noted above NASCAR and NASCAR Team Properties announced a 10-year agreement with Fanatics to operate NASCAR’s entire at-track merchandise business and deliver fans an enhanced, experiential at-track shopping environment. As a result, ISC's wholly owned subsidiaries, Americrown and MA, beginning in January 2015, no longer provide at-track merchandise to fans at motorsports events and therefore will no longer recognize related sales revenues and operating expenses. Instead, the Company will receive a percentage of sales from Fanatics, recorded as part of Food, Beverage and Merchandise Revenue. For the six months ended May 31, 2015, ISC recognized revenue and expense related to merchandise operations of approximately $12.7 million and $11.0 million, respectively. Included in this amount are approximately $2.4 million of commission from Fanatics, non-recurring transactions of approximately $6.1 million for inventory sold to Fanatics and approximately $4.1 million of wholesale transactions by MA, which drive a total of approximately $9.9 million in expense, including product costs associated with the non-recurring transactions, other non-recurring costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for which there was no related revenue. This compares to the six months ended May 31, 2014, where ISC recognized revenue and expense related to merchandise operations of approximately $21.7 million and $16.4 million, respectively, which included direct sales of trackside merchandise and excludes the partial period pre-consolidation operation of MA prior to SMI's abandonment of its MA interest.

•
During the six months ended May 31, 2015, the Company recognized approximately $0.7 million, or $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the six months ended May 31, 2014, the Company recognized approximately $0.6 million, or $0.01 per diluted share, of similar costs;

•
During the six months ended May 31, 2015, the Company recognized approximately $6.0 million, or $0.08 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. During the six months ended May 31, 2014, the Company recognized approximately $6.0 million, or $0.08 per diluted share, of similar costs related to DAYTONA Rising and capacity management initiatives;

•
During the six months ended May 31, 2015, the Company recognized approximately $6.3 million, or $0.08 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and other capital improvements. During the six months ended May 31, 2014, the Company recognized approximately $3.4 million, or $0.05 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives; and

•
During the six months ended May 31, 2015, the Company capitalized approximately $3.9 million, or $0.05 per diluted share, of interest related to DAYTONA Rising. During the six months ended May 31, 2014, the Company recognized approximately $2.4 million, or $0.03 per diluted share, of similar interest capitalization.

Net income for the six months ended May 31, 2015 was $28.3 million, or $0.61 per diluted share, compared to a net income of $41.4 million, or $0.89 per diluted share in 2014. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets, non-GAAP (defined below) net income for the six months ended May 31, 2015, was $33.4 million, or $0.72 per diluted share. This is compared to non-GAAP net income for the first six months of 2014 of $38.9 million, or $0.84 per diluted share. The year-over-year decrease in non-GAAP net income and diluted earnings per share is driven primarily by the change in timing of the Darlington NASCAR events discussed above, non-recurring net revenues and expenses related to the transition of merchandise operations to Fanatics and depreciation expense for assets placed in service during 2015 related to DAYTONA Rising prior to completion of renovations in 2016.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess our core operations, which consist of the ongoing promotion of racing events at our major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented. We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The adjustments for 2014 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefits, and net loss on sale of certain assets.
The adjustments for 2015 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets.

	Three Months Ended		Six Months Ended
	May 31, 2014	May 31, 2015	May 31, 2014	May 31, 2015
	(Unaudited)
	(In Thousands, Except Per Share Amounts)
Net income	$21,469	$13,355	$41,364	$28,308
Adjustments, net of tax:
DAYTONA Rising project	155	228	390	412
Accelerated depreciation	1,828	1,257	3,649	3,629
Losses on asset retirements	742	2,844	2,092	3,807
DAYTONA Rising project capitalized interest	(862)	(777)	(1,438)	(2,348)
MA fair value adjustment and income tax benefits	—	—	(7,212)	—
Net loss/(gain) on sale of certain assets	53	(381)	46	(397)
Non-GAAP net income	$23,385	$16,526	$38,891	$33,411
Per share data:
Diluted earnings per share	$0.46	$0.29	$0.89	$0.61
Adjustments, net of tax:
DAYTONA Rising project	0.00	0.00	0.01	0.01
Accelerated depreciation	0.04	0.03	0.08	0.08
Losses on asset retirements	0.02	0.06	0.05	0.08
DAYTONA Rising project capitalized interest	(0.02)	(0.02)	(0.03)	(0.05)
MA fair value adjustment and income tax benefits	—	—	(0.16)	—
Net loss/(gain) on sale of certain assets	0.00	(0.01)	0.00	(0.01)
Non-GAAP diluted earnings per share	$0.50	$0.35	$0.84	$0.72
On the corporate partnership front, at this point for fiscal 2015 the Company has agreements in place for approximately 97.0 percent of its gross marketing partnership revenue target and one open event entitlement for a NASCAR Sprint Cup event. This is compared to last year at this time when the Company had approximately 94.0 percent of gross marketing partnership revenue target sold and an open entitlement for one NASCAR Xfinity series event. According to recent research published by NASCAR, the appeal of our sport to corporate partners continues to increase as demonstrated by the steady increase in participation by Fortune 500 companies, up not only from 2014 but also from pre-recession years.
External Growth and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising and the equity portion of a funding of ONE DAYTONA. DAYTONA Rising will account for approximately $400.0 million, excluding capitalized interest, of the $600.0 million of the five-year capital expenditure plan.
With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, the Company estimates capital expenditures, exclusive of capitalized interest, across all of ISC's existing facilities will be approximately $220.0 million for fiscal 2015, based on the timing of construction payments. With a target completion date for DAYTONA Rising in January 2016, capital expenditures will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be between $50.0 to $60.0 million in fiscal 2016 and fiscal 2017.
For the six months ended May 31, 2015, the Company spent approximately $75.9 million on capital expenditures for projects at its existing facilities, of which $67.7 million is related to DAYTONA Rising, with the remainder associated with a variety of other improvements and renovations. In comparison, the Company spent approximately $74.7 million for the six months ended May 31, 2014, on capital expenditures for projects at its existing facilities, of which $65.2 million was related to DAYTONA Rising.
The Company reviews its capital expenditure program periodically and modifies it in accordance with its then current assessment of future financial position and as required to meet current business needs.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 56-year-old flagship motorsports facility, to enhance the event experience for its fans, marketing partners, broadcasters and the motorsports industry.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in Daytona's frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be twice as many restrooms and three times as many concessions throughout the facility. During Budweiser Speedweeks 2015, fans experienced some of DAYTONA Rising's new amenities including first ever vertical transportation, approximately 40,000 new grandstand seats on the frontstretch near Turn 1, and new concessions and restrooms. The Company is opening an additional 10,000 new grandstand seats and supporting amenities in Turn 4 for the 2015 Coke Zero 400.

Since commencement of construction, three Founding Partners have been announced, Toyota, Florida Hospital and most recently, Chevrolet, with partnerships extending over 10 years. Founding partners receive sponsorship rights for a dedicated injector, as well as approximately 20,000 square feet of innovative fan engagement space that will enhance the overall guest experience, and nearly 50,000 square feet of interior and exterior branding space.
In July 2015, the Company announced Chevrolet’s multi-year Founding Partnership agreement for DAYTONA Rising. Chevrolet will have branding rights for one of the "neighborhoods" located near its injector. The football field-sized neighborhood will feature a custom bar, retail and dining areas, as well as dozens of video screens. Additionally, Chevrolet will serve as an official partner of "The Great American Race," the DAYTONA 500, and receive official pace car rights in select years. In addition to the Founding Partner status with DAYTONA Rising, Chevrolet extended its pace car rights at Darlington Raceway, Phoenix International Raceway and Watkins Glen International for various NASCAR and IMSA events.
We continue to see strong interest from prospective corporate partners seeking to establish long-term marketing positions with our DAYTONA Rising project, such as this week’s announcement that Fifth Third Bank will become the official bank of the "World Center of Racing" and will integrate its ATMs into the redeveloped Speedway beginning in 2016. Additionally, Fifth Third Bank will serve as an official partner of the DAYTONA 500 and the Coke Zero 400 Powered By Coca-Cola. The multi-year agreement will also provide Fifth Third Bank with fan engagement and corporate hospitality opportunities for entertaining guests at the Speedway, as well as the ability to use certain marks and logos in Fifth Third Bank promotions. Other founding and official partner discussions are underway and we anticipate more announcements in the coming months.
The Company currently anticipates DAYTONA Rising to cost approximately $400.0 million, excluding capitalized interest, which it expects to fund from cash on hand, cash from its operations, and it may use borrowings on its credit facility for a limited period of time. In June 2014, Florida Governor Rick Scott signed House Bill 7095 creating the Florida Sports Development Program and establishing a process for distributing state tax revenue for the construction or improvement of professional sports franchise facilities. The DAYTONA Rising project was among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. The Company filed its application and received approval from the state's Department of Economic Opportunity. Allocation of funds for the approved applications was not considered during the 2015 session of the Florida Legislature.  A timetable for consideration is unknown at this time.
Total spending incurred for DAYTONA Rising was $67.7 million during the six months ended May 31, 2015. Based on the Company's current expectations of DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and that those assets will require accelerated depreciation, or losses on asset retirements, totaling approximately $50.0 million over the approximate 26-month project time span. During the six months ended May 31, 2015, the Company recognized accelerated depreciation and losses on disposal of assets totaling approximately $9.8 million, with a total of approximately $37.8 million recognized since the inception of the project.

Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalize a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $11.0 million to $13.0 million of capitalized interest from fiscal 2013 through fiscal 2016. As a result of these assets going into service during fiscal 2015 and 2016, depreciation expense related directly to DAYTONA Rising will increase incrementally by approximately $12.0 million to $14.0 million in fiscal 2015, and an additional $9.0 million to $10.0 million in fiscal 2016, respectively. Total depreciation expense for fiscal 2015 is estimated to be between approximately $93.0 million and $97.0 million, and approximately $95.0 million to $105.0 million in fiscal 2016, and then decreasing, due to lower capital spending, to approximately $85.0 million to $95.0 million beginning in fiscal 2019.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, is expected to provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA") lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion. While these forward looking amounts are management’s projections and the Company believes they are reasonable, its actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, and/or lower than forecasted corporate sponsorships. The Company does not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
ONE DAYTONA
In June 2013, the Company entered into a 50/50 joint venture with Atlanta based Jacoby Development, Inc. ("JDI") to develop ONE DAYTONA, the proposed premier mixed use and entertainment destination across from Daytona International Speedway. In March 2015, the Company announced a change in its business relationship with JDI and that we assumed 100.0 percent interest in ONE DAYTONA. JDI remains involved in the project through a consultative arrangement.
Also in March 2015, the Company announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development will work closely with ISC’s development resources on the project. The Legacy team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from the Company's Kansas Speedway.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA.
The Company continues to refine the conceptual design for the first phase of ONE DAYTONA. Bass Pro Shops, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. The Company is in active discussions with other potential tenants for ONE DAYTONA. The Company has approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space. We anticipate announcing our revised plans for the first phase of ONE DAYTONA in the next few months, including scope of the development, a range of investment, expected returns and sources of funding in addition to equity committed.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. The Company is currently proceeding with the leasing phase of the project while simultaneously completing the various necessary requirements for the CDD to access the incentives to start infrastructure work.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, ("Kansas Entertainment") a 50/50 joint venture of Penn Hollywood Kansas, Inc. ("Penn"), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation ("KSDC"), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn, as the managing member of Kansas Entertainment, is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in our financial statements as of May 31, 2014 and 2015. Our 50.0 percent portion of Kansas Entertainment’s net income is approximately $2.8 million and $4.5 million for the three months ended May 31, 2014 and 2015, respectively, and $4.4 million and $7.7 million for the six months ended May 31, 2014 and 2015, respectively, and is included in income from equity investments in our consolidated statements of operations.
For the first six months of the 2015 fiscal year, the Company has received cash distributions from the casino totaling approximately $13.5 million. Subsequent to the quarter, the Company received an additional cash distribution of approximately $6.0 million. The Company expects, for its 2015 fiscal year, that its share of the cash flow from the casino's operations will be approximately $30.0 million to $31.0 million, compared to $22.0 million received in fiscal 2014. Approximately $4.5 million of the increase is non-recurring and a result of transitioning from quarterly to monthly distributions in 2015, with the balance resulting from improvement in operating results.

Per the Development Agreement with the Unified Government of Wyandotte County/Kansas City, Kansas ("Unified Government"), the casino is subject to a 1.0 percent of gross gaming revenue payment if it had not commenced construction on the adjacent hotel by the second anniversary of its opening, which was February 2014, for which the Unified Government provided certain extensions of the required commencement date. On April 6, 2015, Kansas Entertainment notified the Unified Government of its intentions to not commence construction of a hotel at this time. Kansas Entertainment will revisit this decision periodically.
As a result of its decision to not move forward with a hotel by the deadline, Kansas Entertainment was subject to the 1.0 percent of gross gaming revenue payment, which was made in April 2015. Kansas Entertainment began accruing for this payment in February 2014. Included in the Company's income from equity investment amounts for the six months ended May 31, 2015 is approximately $0.4 million expense related to this payment, for a total of approximately $0.9 million recorded since February 2014. Future payments will be made by Kansas Entertainment quarterly. We expect our share of this payment to be approximately $0.6 million per year, which will continue to be reflected in equity income from equity investments. If Kansas Entertainment does commence construction on a hotel in the future, the monthly 1.0 percent of gross gaming revenue payments would cease.
Outlook
ISC is narrowing its previously announced 2015 full year non-GAAP guidance toward the upper range, reflecting the positive momentum from its consumer and corporate marketing strategies and favorable results from its equity investment in the Hollywood Casino at Kansas Speedway:
•Revenue: $625.0 million to $635.0 million
•EBITDA margin: 29.5% to 30.5%
•Operating margin: 15.5% to 16.5%
•Effective tax rate: 38.5% to 39.5%
•Diluted earnings per share: $1.20 to $1.30
Included in the Company's fiscal 2015 non-GAAP earnings guidance, in addition to approximately $12.0 million to $14.0 million in depreciation expense for assets placed in service during 2015 related to DAYTONA Rising, are non-recurring revenue and expenses related to the transition of merchandising operations. For fiscal 2015 we expect a net decline in food, beverage and merchandise revenue and expense of approximately $27.0 million to $28.0 million and $23.0 million to $24.0 million. This includes non-recurring revenue of $10.0 million, related to sales of inventory to Fanatics and wholesale transactions, and $12.0 million of expense, including product costs associated with the non-recurring transactions, other non-recurring costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations for which there was no related revenue.

The Company is also updating guidance for EBITDA to range between $185.0 million to $195.0 million. Incremental to ISC's EBITDA estimate are cash distributions from its equity investment in the Hollywood Casino, estimated to range between $30.0 million to $31.0 million.
ISC’s fiscal 2015 non-GAAP earnings per share guidance excludes any income statement impact attributable to the completion of the DAYTONA Rising project, including non-capitalized costs and accelerated depreciation for removal of assets not fully depreciated, partially offset by capitalized interest expense. Also excluded are potential non-capitalized costs or charges that could be recognized related to the Company's ONE DAYTONA development, start up and/or financing costs should the Company's Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel, any costs related to legal settlements; gain or loss on sale of fixed assets; accelerated depreciation and future loss on retirements or relocation of certain long-lived assets which could be recorded as part of capital improvements other than DAYTONA Rising resulting from removal of assets prior to the end of their actual useful life.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. Building on this foundation we will continue to execute our five year, $600 million capital allocation plan through 2017. For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69157009.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, July 16, 2015. To access, dial (855) 859-2056 and enter the code 69157009, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and with its subsidiary Motorsports Authentics, produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

# # #

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	May 31, 2014	May 31, 2015
	(Unaudited)
REVENUES:
Admissions, net	$35,695	$33,260
Motorsports related	128,389	115,084
Food, beverage and merchandise	22,734	11,574
Other	3,493	4,092
	190,311	164,010
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	51,202	44,902
Motorsports related	35,291	34,090
Food, beverage and merchandise	17,436	8,962
General and administrative	27,635	27,400
Depreciation and amortization	22,788	24,757
Losses on asset retirements	1,220	4,682
	155,572	144,793
Operating income	34,739	19,217
Interest income	59	25
Interest expense	(2,703)	(2,602)
Equity in net income from equity investments	2,795	4,502
Other	(86)	627
Income before income taxes	34,804	21,769
Income taxes	13,335	8,414
Net income	$21,469	$13,355

Dividends per share	$0.24	$0.26
Earnings per share:
Basic and diluted	$0.46	$0.29
Basic weighted average shares outstanding	46,535,179	46,603,052
Diluted weighted average shares outstanding	46,548,843	46,618,333

Comprehensive income	$21,634	$13,520

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Six Months Ended
	May 31, 2014	May 31, 2015
	(Unaudited)
REVENUES:
Admissions, net	$65,750	$63,804
Motorsports related	213,617	202,515
Food, beverage and merchandise	35,942	26,309
Other	6,791	7,934
	322,100	300,562
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	78,353	72,198
Motorsports related	58,115	57,588
Food, beverage and merchandise	27,538	21,405
General and administrative	52,015	53,536
Depreciation and amortization	45,561	48,766
Losses on asset retirements	3,440	6,261
	265,022	259,754
Operating income	57,078	40,808
Interest income	82	44
Interest expense	(5,836)	(4,070)
Equity in net income from equity investments	4,414	7,746
Other	5,372	653
Income before income taxes	61,110	45,181
Income taxes	19,746	16,873
Net income	$41,364	$28,308

Dividends per share	$0.24	$0.26
Earnings per share:
Basic and diluted	$0.89	$0.61
Basic weighted average shares outstanding	46,525,303	46,593,547
Diluted weighted average shares outstanding	46,539,546	46,607,669

Comprehensive income	$41,692	$28,637

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2014	May 31, 2014	May 31, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$158,847	$218,183	$183,458
Receivables, less allowance	27,598	48,304	49,364
Inventories	4,030	6,671	2,173
Income taxes receivable	6,202	3,126	12,919
Deferred income taxes	2,789	3,122	2,789
Prepaid expenses and other current assets	8,099	14,805	72,526
Total Current Assets	207,565	294,211	323,229

Property and Equipment, net	1,381,190	1,322,540	1,412,121
Other Assets:
Equity investments	122,565	129,687	115,486
Intangible assets, net	178,629	179,284	178,625
Goodwill	118,791	118,791	118,791
Other	68,911	73,057	7,485
	488,896	500,819	420,387
Total Assets	$2,077,651	$2,117,570	$2,155,737
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,435	$3,012	$3,294
Accounts payable	41,491	43,383	39,202
Deferred income	33,043	82,682	85,080
Other current liabilities	18,813	29,636	30,210
Total Current Liabilities	96,782	158,713	157,786

Long-Term Debt	268,311	271,154	267,924
Deferred Income Taxes	354,276	359,356	357,490
Long-Term Deferred Income	9,548	7,488	7,407
Other Long-Term Liabilities	2,302	2,471	2,064
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	262	261	264
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200	199
Additional paid-in capital	447,518	445,819	447,641
Retained earnings	902,433	876,418	918,614
Accumulated other comprehensive loss	(3,981)	(4,310)	(3,652)
Total Shareholders’ Equity	1,346,432	1,318,388	1,363,066
Total Liabilities and Shareholders’ Equity	$2,077,651	$2,117,570	$2,155,737

Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	May 31, 2014	May 31, 2015
	(Unaudited)
OPERATING ACTIVITIES
Net income	$41,364	$28,308
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on assumption of controlling interest in equity investee	(5,447)	—
Depreciation and amortization	45,561	48,766
Stock-based compensation	1,119	1,438
Amortization of financing costs	888	889
Interest received on Staten Island note receivable	—	2,324
Deferred income taxes	(7,387)	3,003
Income from equity investments	(4,414)	(7,746)
Distribution from equity investee	4,988	8,321
Loss on asset retirements, non-cash	267	379
Other, net	118	(644)
Changes in operating assets and liabilities:
Receivables, net	(21,111)	(21,766)
Inventories, prepaid expenses and other assets	(8,129)	(5,701)
Accounts payable and other liabilities	(2,402)	(3,558)
Deferred income	45,887	49,896
Income taxes	14,124	(7,049)
Net cash provided by operating activities	105,426	96,860
INVESTING ACTIVITIES
Capital expenditures	(74,708)	(75,928)
Distribution from equity investee and affiliate	5,012	5,179
Equity investments and advances to affiliate	(946)	—
Proceeds from sale of Staten Island property	6,314	—
Cash included in assumption of ownership interest in equity investee	4,686	—
Other, net	248	43
Net cash used in investing activities	(59,394)	(70,706)
FINANCING ACTIVITIES
Payment of long-term debt	(353)	(560)
Reacquisition of previously issued common stock	(323)	(983)
Net cash used in financing activities	(676)	(1,543)
Net increase in cash and cash equivalents	45,356	24,611
Cash and cash equivalents at beginning of period	172,827	158,847
Cash and cash equivalents at end of period	$218,183	$183,458